EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Clarient, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-59276, 333-63876, 333-65815, 333-67166, 333-87969, 333-120248, 333-113434, 333-114214, 333-128380 and 333-129827) on Forms S-3 and S-8 of Clarient, Inc. of our report dated March 6, 2006 with respect to the consolidated balance sheets of Clarient, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, which report appears in the December 31, 2005, annual report on Form 10-K of Clarient, Inc.

/s/ KPMG, LLP

Costa Mesa, California
March 6, 2006